Exhibit 10.2

OMNIBUS AGREEMENT

by and among

OASIS PETROLEUM INC.,

OASIS PETROLEUM LLC,

OMS HOLDINGS LLC,

OASIS MIDSTREAM SERVICES LLC,

OASIS MIDSTREAM PARTNERS LP,

OMP GP LLC

and

OMP OPERATING LLC

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Oasis Petroleum Inc., a Delaware corporation (“Oasis”), Oasis Petroleum LLC, a Delaware limited liability company, OMS Holdings LLC, a Delaware limited liability company, Oasis Midstream Services LLC, a Delaware limited liability company(“OMS”), Oasis Midstream Partners LP, a Delaware limited partnership (the “Partnership”), OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) and OMP Operating LLC, a Delaware limited liability company. The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the granting of a license from Oasis to the Partnership Group.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership Group’s right of first offer and right of first refusal with respect to the Subject Assets (as defined herein).

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Closing Date” means             , 2017.

“Confidential Information” means any proprietary or confidential information of a Party or its Affiliate, including: trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing, and any other information that that is competitively sensitive or that provides a Party or its Affiliate a competitive advantage by virtue of it not generally known to the public. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement or a duty of confidence, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party who has proper authority to disclose such information to the receiving Party on a non-confidential basis or (C) was developed independently of Confidential Information or any other information furnished or made available to the receiving Party as contemplated under this Agreement or the Services and Secondment Agreement. Information is not to be considered to be in the public domain for the purposes of this Agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure. In addition, specific information is not considered to be in the public domain for purposes of this Agreement if only a general embodiment or description of such information is available in the public domain.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, Oasis and certain other Oasis Entities and Partnership Group Members, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“control,” “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” means any and all Losses (including, without limitation, the costs and expenses associated with any Environmental Activity or of any environmental or Toxic Tort pre-trial, trial or appellate legal, litigation or arbitration work) related to or arising out of or in connection with:

(a) any violation or correction of a violation of any Environmental Law related to the ownership or operation of the Partnership Assets; and

(b) any event, action, omission, occurrence or condition that has an adverse impact on the environment and is associated with or arising from the ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances at, on, under, about or migrating to or from the Partnership Assets or the exposure to, or disposal or Release of, Hazardous Substances arising out of the operation of Partnership Assets, including at non-Partnership Asset locations where such Hazardous Substances have been transported or disposed).

“Environmental Activity” means any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), risk-based closure activities, natural attenuation, restoration, bioremediation, response, repair, cleanup or abatement that is required under any Environmental Law or performed under any Voluntary Cleanup Program, including, without limitation, the cost and expense of preparing and implementing any closure, remedial, corrective action, or other plans required under any Environmental Law or performed under any Voluntary Cleanup Program, the establishment of institutional or engineering controls and the performance of or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty; provided, however, that Environmental Activity shall not include the costs of, or associated with, any project management.

“Environmental Laws” means all applicable federal, state, and local laws, statutes, rules, regulations, orders, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and fundamental principles of common law relating to (a) pollution or protection of the environment (including, without limitation, natural resources), or workplace health or safety, (b) any Release or threatened Release of, or any exposure of any natural person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, recycling, treatment, storage, transport, handling or disposal of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments Reauthorization Act, 42 USC § 9601 et seq., the Resource Conservation and Recovery Act, 42 USC § 6901 et seq., the Clean Air Act, 42 USC § 7401 et seq., the Federal Water Pollution Control Act, 33 USC § 1251 et seq., the Toxic Substances Control Act, 15 USC § 2601 et seq., the Oil Pollution Act, 33 USC § 2701 et seq., the Safe Drinking Water Act, 42 USC § 300f through 300j, the Hazardous Materials Transportation Law, 49 USC § 5101 et seq., the Emergency Planning and Community Right-to-Know Act, 42 USC § 11001 et seq., the

Endangered Species Act, 16 USC § 1531 et seq., the National Environmental Policy Act, 42 USC § 4321 et seq., the Occupational Safety and Health Act, 29 USC § 651 et seq., and other federal environmental conservation and protection laws, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended through and existing on the Closing Date.

“Environmental Permits” means any permit, approval, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First ROFR Acceptance Deadline” is defined in Section 4.3(a).

“GP Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned by Oasis or an Affiliate of Oasis or, if applicable, an Oasis Successor or an Affiliate of an Oasis Successor; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person (other than Oasis or an Affiliate of Oasis or, if applicable, an Oasis Successor or an Affiliate of an Oasis Successor), other than any such transaction where (a) the outstanding Voting Securities of the General Partner are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) Oasis or an Affiliate of Oasis or, if applicable, an Oasis Successor or an Affiliate of an Oasis Successor, own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Oasis or its Affiliates or, if applicable, an Oasis Successor or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the General Partner, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above. For the avoidance of doubt, an Oasis Change of Control shall not in and of itself constitute a GP Change of Control.

“GP Conflicts Committee” means a Conflicts Committee (as defined in the Partnership Agreement); provided, that following an Oasis Change of Control, no member of the GP Conflicts Committee shall be a director or officer of Oasis Successor or any other Oasis Successor Entity.

“Hazardous Substance” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including, without limitation, (a) each substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning found in any Environmental Law, (b) petroleum, petroleum products, natural gas, crude oil and fractions or byproducts thereof, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos containing materials, radon and polychlorinated biphenyls.

“Indemnified Party” means either one or more members of the Partnership Group or one or more Oasis Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article II hereof.

“Indemnifying Party” means either one or more members of the Partnership Group or Oasis, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article II hereof.

“Initial Term” is defined in Section 5.5.

“License” is defined in Section 3.1.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” means all losses, damages, liabilities, injuries (including, without limitation, physical injury and death), claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and reasonable attorneys’ and experts’ fees).

“Marks” is defined in Section 3.1.

“Mediation Notice” is defined in Section 5.2(b).

“Mirada” is defined in Section 2.2(d).

“Name” is defined in Section 3.1.

“Oasis Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Oasis’s assets to any other Person; (ii) the dissolution or liquidation of Oasis; (iii) the consolidation or merger of Oasis with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of Oasis are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of Oasis immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of Oasis, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Oasis Entities” means Oasis and any Person controlled, directly or indirectly, by Oasis other than the General Partner or a member of the Partnership Group; and an “Oasis Entity” means any of the Oasis Entities.

“Oasis Successor” means any successor to the business or substantially all of the assets of Oasis in a transaction constituting an Oasis Change of Control.

“Oasis Successor Entities” means the Oasis Successor and any Person controlled, directly or indirectly, by the Oasis Successor other than the General Partner or a member of the Partnership Group; and an “Oasis Successor Entity” means any of the Oasis Successor Entities.

“Offer Price” is defined in Section 4.3(a).

“OPNA” means Oasis Petroleum North America LLC, a Delaware limited liability company, and an Oasis Entity.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Oasis Midstream Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Assets” means the assets conveyed, contributed or otherwise transferred, directly or indirectly (including through the transfer of equity interests), or intended to be conveyed, contributed or otherwise transferred, to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, gathering pipelines, processing facilities, disposal systems, offices and related equipment and real estate.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Proposed ROFO Transaction” is defined in Section 4.2(a).

“Proposed ROFR Transaction” is defined in Section 4.3(a).

“Proposed Transferee” is defined in Section 4.3(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” is defined in Section 5.1(a).

“Retained Assets” means the interests, assets and investments owned by the Oasis Entities as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement; provided, however, that any Retained Asset shall cease to be a Retained Asset upon its conveyance, contribution or transfer to the Partnership Group after the date thereof.

“ROFO Notice” is defined in Section 4.2(a).

“ROFO Response” is defined in Section 4.2(a).

“ROFO Response Deadline” is defined in Section 4.2(a).

“ROFR Negotiation Deadline” is defined in Section 4.3(a).

“ROFR Notice” is defined in Section 4.3(a).

“ROFR Response” is defined in Section 4.3(a).

“Sale Assets” is defined in Section 4.2(a) and Section 4.3(a), as applicable.

“Second ROFR Acceptance Deadline” is defined in Section 4.3(a).

“Services and Secondment Agreement” means that certain Services and Secondment Agreement, dated as of the Closing Date, by and between the Partnership and Oasis.

“Subject Assets” shall mean the assets included on Schedule I hereto, and a “Subject Asset” means any of the Subject Assets.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority or controlling interest, including as a result of ownership of more than 50% of general partner or managing member control rights or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For the avoidance of doubt, Bighorn DevCo LLC, Bobcat DevCo LLC and Beartooth DevCo LLC shall be deemed Subsidiaries of the Partnership.

“Toxic Tort” means a claim or cause of action alleging personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been Released into the environment by or as a result of the actions or omissions of the defendant.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall an Oasis Change of Control be deemed a Transfer.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Law.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Indemnification

2.1 Environmental Indemnification.

(a) Subject to the provisions of Sections 2.4 and 2.5, Oasis shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses suffered or incurred by the Partnership Group and relating to the Partnership Assets, but only to the extent that the violation, event, action, omission, occurrence or condition giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date.

(b) Notwithstanding the foregoing, in no event shall Oasis have any indemnification obligations under this Agreement with respect to any claims based on additions to or modifications of Environmental Laws enacted or promulgated after the Closing Date.

2.2 Additional Indemnification. In addition to and not in limitation of the indemnification provided under Section 2.1(a), subject to the provisions of Sections 2.4 and 2.5, Oasis shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group and related to or arising out of or in connection with:

(a) any failure of the Partnership Group to be the owner on the Closing Date of valid and indefeasible easement rights, rights-of-way, leasehold and/or fee ownership interests in and to the lands on which any Partnership Assets are located to the extent that such failure renders the Partnership Group liable to a third party or unable to use or operate the Partnership Assets in substantially the same manner as they were used or operated immediately prior to the Closing Date;

(b) the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated immediately prior to the Closing Date;

(c) any event or condition associated with the Retained Assets, whether occurring before, on or after the Closing Date;

(d) any and all claims asserted, or which could have been asserted, whether known or unknown, in law or at equity, by Mirada Energy, LLC, Mirada Wild Basin Holding Company, LLC and Mirada Energy Fund I, LLC (collectively, “Mirada”) against Oasis, OPNA and OMS and set forth in Mirada Energy, LLC, et al. v. Oasis Petroleum North America LLC, et al.; in the 334th Judicial District Court of Harris County, Texas; Case Number 2017-19911, including claims for monetary damages and declaratory relief; and

(e) any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (i) any income tax liabilities of Oasis that may result from the consummation of the formation transactions for the Partnership Group and (ii) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision of applicable state, local or foreign law, or by contract, as successor, transferee or otherwise, and which income tax liability is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date.

2.3 Indemnification by the Partnership Group. Subject to the provisions of Sections 2.4 and 2.5, the Partnership Group shall indemnify, defend and hold harmless the Oasis Entities from and against any Losses (including Covered Environmental Losses) suffered or incurred by the Oasis Entities and related to or arising out of or in connection with the ownership or operation of the Partnership Assets after the Closing Date, except to the extent that any member of the Partnership Group is entitled to indemnification hereunder or unless such indemnification would not be permitted under the Partnership Agreement.

2.4 Limitations Regarding Indemnification.

(a) The indemnification obligation set forth in Sections 2.1(a), 2.2(a) and 2.2(b) shall terminate on the third anniversary of the Closing Date and the indemnification obligation set forth in Section 2.2(e) shall terminate on the 30th day after the termination of any applicable statute of limitations; provided, however, that any such indemnification obligation with respect to a Loss shall survive the time at which it would otherwise expire pursuant to this Section 2.4(a) if notice of such Loss is properly given to Oasis prior to such time. The indemnification obligations set forth in Sections 2.2(c), 2.2(d) and 2.3 shall survive indefinitely.

(b) The aggregate liability of Oasis under Sections 2.1(a), 2.2(a) and 2.2(b) shall not exceed $15 million.

(c) No claims may be made against Oasis for indemnification pursuant to Section 2.1(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceeds $100,000, after which Oasis shall be liable for the full amount of such claims in excess of $100,000, subject to the limitations of Sections 2.4(a) and 2.4(b).

(d) In no event shall Oasis be obligated to the Partnership Group under Section 2.1(a) or Section 2.2 for any Losses or income tax liabilities to the extent (i) any insurance proceeds are realized by the Partnership Group, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim or (ii) any amounts are recovered by the Partnership Group from third persons.

2.5 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the calendar quarter in which the applicable indemnity coverage under this Agreement expires) unless such Indemnified Party believes in good faith that such a delay in notice to the Indemnifying Party would cause actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim. Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article II, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 2.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OR PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT FOR ANY SUCH DAMAGES RECOVERED BY ANY THIRD PARTY AGAINST ANY PARTY IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE II, PROVIDED THAT NO PARTY WILL BE ENTITLED TO INDEMNIFICATION FOR ANY DAMAGES THAT ARE CONTRARY TO APPLICABLE LAW.

ARTICLE III

License of Name and Marks

3.1 Grant of License. Subject to the terms and conditions set forth in this Agreement, Oasis hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, non-sublicensable, royalty-free right and license (“License”) to use, solely in the United States, during the term of this Agreement and solely in the conduct of the business of each entity comprising the Partnership Group, the name “Oasis” (the “Name”) and any other trademarks, trade names, logos and/or service marks, whether registered or unregistered, owned by Oasis which contain the Name (collectively, the “Marks”).

3.2 Ownership and Quality.

(a) The Partnership agrees that Oasis is the sole owner of the Marks, and all right, title and interest, including intellectual property rights, in and to the Name and the Marks and the goodwill relating thereto—including any goodwill accrued as a result of use of the Name or the Marks by any entity comprising the Partnership Group—shall remain solely vested in and inure to the sole benefit of Oasis, and any successor thereto, both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity or enforceability of the Name and Marks, any intellectual property rights thereto, any registration thereof, and/or Oasis’s sole ownership of the Name and Marks. In connection with the use of the Name and the Marks, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any right, title or interest, including intellectual property rights, in the Name or the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Marks shall not create in Partnership or other members of the Partnership Group any right, title or interest, including intellectual property rights, in or to the Name or the Marks, other than the limited license granted in Section 3.1, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure solely to the benefit of Oasis. In addition, the Partnership and any other member of the Partnership Group shall not register or attempt to register the Name or the Marks, or any confusingly similar trademarks, trade names, logos and/or service marks in any jurisdiction. The sole right and authority to register the Name or the Marks, or any confusingly similar trademarks, trade names, logos and/or service marks shall remain vested in Oasis.

(b) The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards and trademark usage guidelines established by or for Oasis and communicated to the Partnership from time to time. The products and services offered by the members of the Partnership Group shall immediately before the Closing Date be of a quality that is acceptable to Oasis. In the event any entity comprising a part of the Partnership Group or the Partnership is determined by Oasis to be using the Name or a Mark in a manner not in accordance with quality standards or trademark usage guidelines established by Oasis, Oasis shall provide written notice of such unacceptable use including the reason why applicable quality standards or trademark usage guidelines are not being met. If acceptable proof that quality standards or trademark usage guidelines are met is not provided to Oasis within thirty (30) days of such notice, the entity’s License to use the Name and the Marks shall immediately terminate and shall not be renewed absent written authorization from Oasis.

3.3 In the Event of Termination. In the event of termination of this Agreement, pursuant to Section 5.6 or otherwise, or the termination of the License, the Partnership Group’s right to utilize or possess the Name and Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Group shall cease all use of the Name and Marks and shall adopt trademarks, service marks and trade names that are not confusingly similar to any of the Name and Marks, provided, however, that any use of the Name and Marks during such 90-day period shall continue to be subject to Section 3.2(b), (b) at Oasis’s request, the Partnership Group shall destroy all materials and content upon which any of the Name and Marks appear (or otherwise modify such materials and content such that the use or appearance of the Name and Marks ceases) that are under the Partnership Group’s control, and certify in writing to Oasis that the Partnership Group has done so and (c) each member of the Partnership Group shall change its legal name so that there is no reference therein to the name “Oasis,” any name or d/b/a then used by any Oasis Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date. The Partnership Group agrees that it will not, at any time after termination, market, promote, advertise or offer for sale any products, goods or services utilizing any of the Name or Marks, or otherwise hold itself out as having any affiliation with Oasis.

ARTICLE IV

Right of First Offer and Right of First Refusal

4.1 Right of First Offer and Right of First Refusal to Purchase Certain Assets Retained by the Oasis Entities.

(a) To the extent that any Oasis Entity or, if applicable, Oasis Successor Entity proposes to Transfer any Subject Asset (other than to an Affiliate of the Oasis Entities who agrees in writing that such Subject Asset remains subject to the provisions of this Article IV and such Affiliate assumes the obligations under this Article IV with respect to such Subject Asset; provided, however, that following an Oasis Change of Control, Subject Assets may not be transferred to any Oasis Successor Entity without compliance with this Article IV) or enters into any agreement relating to such Transfer or proposed Transfer of any Subject Asset, Oasis hereby grants to the Partnership Group:

(i) A right of first offer on such Subject Asset if such Transfer or proposed Transfer occurs prior to any Oasis Change of Control; or

(ii) A right of first refusal on such Subject Asset if such Transfer or proposed Transfer is to occur in connection with or following an Oasis Change of Control.

(b) The Parties acknowledge that any Transfer of Subject Assets pursuant to the Partnership Group’s right of first offer or right of first refusal, as applicable, is subject to the terms of all existing agreements with respect to such Subject Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties; provided, however, that Oasis represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such existing agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article IV with respect to any Subject Asset.

(c) The Parties agree that following an Oasis Change of Control the exclusive authority to make all decisions and exercise all rights on behalf of any Partnership Group Member pursuant to Section 4.3 shall be delegated to a GP Conflicts Committee (and, for the avoidance of doubt, such GP Conflicts Committee may not include any director or officer of Oasis Successor or any other Oasis Successor Entity).

4.2 ROFO Procedures.

(a) If an Oasis Entity proposes to Transfer any Subject Asset (other than to an Affiliate in accordance with Section 4.1(a)) prior to an Oasis Change of Control (a “Proposed ROFO Transaction”), Oasis shall or shall cause such Oasis Entity to, prior to entering into any such Proposed ROFO Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed ROFO Transaction. The ROFO Notice shall include (i) a description of the Subject Assets subject to the Proposed ROFO Transaction (as used in this Section 4.2, the “Sale Assets”) and (ii) any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed ROFO Transaction with the applicable Oasis Entity, which terms, conditions and details shall at a minimum include any terms, conditions or details that such Oasis Entity would propose to provide to non-Affiliates in connection with the Proposed ROFO Transaction. If a Partnership Group Member decides to purchase the Sale Assets, the applicable Partnership Group Member shall have thirty (30) days following receipt of the ROFO Notice (the “ROFO Response Deadline”) to propose an offer to enter into the Proposed ROFO Transaction with such Oasis Entity (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the Sale Assets and the other terms of the purchase including, if requested by an Oasis Entity, the terms on which the Partnership Group Member will provide services to the Oasis Entity to enable the Oasis Entity to utilize the Sale Assets) pursuant to which the applicable Partnership Group Member would be willing to enter into a binding agreement for the Proposed ROFO Transaction. If no ROFO Response is delivered by the Partnership Group by the ROFO Response Deadline, then the Partnership Group shall be deemed to have decided not to purchase the Sale Assets and to have waived its right of first offer with respect to the Sale Assets, and the Oasis Entity shall be free to enter into the Proposed ROFO Transaction with any third party on terms and conditions determined in the sole discretion of the applicable Oasis Entity.

(b) If a Partnership Group Member submits a ROFO Response, the Oasis Entity shall negotiate in good faith with the Partnership Group Member for a period of thirty (30) days in order to give the Partnership Group Member an opportunity to enter into a letter of intent or definitive documentation for the purchase and sale of the Sale Assets on terms that are mutually acceptable to the Oasis Entity and the Partnership Group Member, and, if applicable, the Partnership Group Member shall use commercially reasonable efforts to enter into an agreement with the Oasis Entity setting forth the terms on which the Partnership Group Member will provide services to the Oasis Entity to enable the Oasis Entity to utilize the Sale Assets. Unless otherwise agreed between Oasis and the applicable Partnership Group Member, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group Member will deliver the agreed purchase price in cash (unless the Partnership Group and Oasis agree that such consideration will be paid, in whole or in part, in Partnership securities, an interest-bearing promissory note, assets or any combination thereof);

(ii) Oasis will represent that it has title to the Sale Assets that is sufficient to operate the Sale Assets in accordance with their intended and historical use, subject to (A) all recorded matters and all physical conditions in existence on the closing date for the purchase of the Sale Assets and (B) any other such matters as the Partnership Group Member may approve;

(iii) Oasis will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the Sale Assets as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections occur during normal business hours and do not damage the Sale Assets or interfere with the activities of Oasis;

(iv) the Partnership Group Member will have the right to terminate its obligation to purchase the Sale Assets under this Article IV if the results of any searches under Section 4.2(b)(ii) or Section 4.2(b)(iii) are, in the reasonable opinion of the Partnership Group Member, unsatisfactory;

(v) the right of the Partnership Group Member to purchase the Sale Assets shall terminate if the closing date for the purchase of the Sale Assets does not occur on or before the date that is 180 days following receipt by Oasis of the ROFO Response pursuant to Section 4.2(a);

(vi) Oasis and the applicable Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by the purchase and sale agreement, including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) the applicable Partnership Group Member shall not have any obligation to buy the Sale Assets if any of the consents referred to in Section 4.1(b) have not been obtained and the failure to obtain such consent would materially interfere with the use made and proposed to be made of the Sale Assets by the Partnership Group Member.

(c) If (i) the Oasis Entity and the Partnership Group Member timely delivering a ROFO Response have not entered into a letter of intent or a definitive purchase and sale agreement with respect to the Sale Assets within the 30-day negotiation period provided for in Section 4.2(b), (ii) no definitive agreement is reached within 60-days following the execution of a letter of intent, or (iii) any such letter of intent or agreement is entered into but subsequently terminated, the Oasis Entity may, at any time during the succeeding 150-day period, enter into a definitive transfer agreement with any third party with respect to the Sale Assets on terms and conditions that, when taken as a whole, are superior, in the good faith determination of such Oasis Entity, to those set forth in the last written offer proposed by the Partnership Group Member during negotiations between the Partnership Group Member and the Oasis Entity pursuant to Section 4.2(b), and may Transfer the Sale Assets pursuant to such transfer agreement. If Oasis or any Oasis Entity does not enter into a definitive agreement with a third party with respect to the Proposed ROFO Transaction within such 150-day period, Oasis shall, or shall cause such Oasis Entity to, comply with the provisions of this Article IV again prior to entering into any Proposed ROFO Transaction with respect to the Sale Assets.

(d) If requested by the Partnership Group and at the Partnership Group’s expense, Oasis shall use commercially reasonable efforts to provide or prepare, or cause to be provided or prepared, any audited or unaudited financial statements with respect to any Sale Assets Transferred pursuant to this Article IV to the extent required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

4.3 ROFR Procedures.

(a) If an Oasis Successor Entity proposes to Transfer any Subject Asset (other than to an Affiliate in accordance with Section 4.1(a)) in connection with or following an Oasis Change of Control pursuant to a bona fide third-party offer (a “Proposed ROFR Transaction”), then Oasis Successor shall or shall cause such Oasis Successor Entity to, prior to entering into any such Proposed ROFR Transaction, first give notice in writing to the Partnership Group and to the GP Conflicts Committee (a “ROFR Notice”) of its intention to enter into such Proposed ROFR Transaction. The Partnership Group shall delegate to the GP Conflicts Committee full authority to review negotiate and approve any transaction subject to this Section 4.3. The ROFR Notice shall include any material terms, conditions and details as would be necessary for the GP Conflicts Committee to determine whether to exercise the right of first refusal on behalf of the Partnership Group with respect to the Proposed ROFR Transaction, which terms, conditions and details shall at a minimum include: (i) the name and address of the prospective acquiror (the “Proposed Transferee”), (ii) the Subject Assets subject to the Proposed ROFR Transaction ( as used in this Section 4.3, the “Sale Assets”), (iii) the purchase price offered by such Proposed Transferee (the “Offer Price”), (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the GP Conflicts Committee to reasonably determine the fair market value of such non-cash consideration, (v) the Oasis Successor’s estimate of the fair market value of any non-cash consideration and (vi) all other material terms and conditions of the Proposed ROFR Transaction that are then known to any Oasis Successor Entity. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event the GP Conflicts Committee and the applicable Oasis Successor Entity are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, the GP Conflicts Committee will provide written notice of its decision regarding the exercise of the right of first refusal to purchase the Sale Assets on behalf of the Partnership Group (the “ROFR Response”) to the applicable Oasis Successor Entity within 30 days of its receipt of the ROFR Notice (the “First ROFR Acceptance Deadline”). In the event the GP Conflicts Committee and the applicable Oasis Successor Entity are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, the GP Conflicts Committee shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 4.3(b) in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by the GP Conflicts Committee prior to the First ROFR Acceptance Deadline, then the GP Conflicts Committee shall be deemed to have waived the right of first refusal on behalf of the Partnership Group with respect to such Sale Asset. In the event (i) the GP Conflicts Committee’s determination of the fair market value of any non-cash consideration described in the ROFR Notice is less than the fair market value of such consideration as determined by the applicable Oasis Successor Entity in the ROFR Notice and (ii) the GP Conflicts Committee and the applicable Oasis Successor Entity are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after the GP Conflicts Committee notifies the applicable Oasis Successor Entity of its determination thereof (the “ROFR Negotiation Deadline”), the GP Conflicts Committee and the applicable Oasis Successor Entity will, within 10 days of the ROFR Negotiation Deadline, engage a mutually agreed upon valuation firm to determine the fair market value of the non-cash consideration. If the GP Conflicts Committee and the applicable Oasis Successor Entity do not agree on the appointment of such valuation firm within such timeframe, within 15 days of the ROFR Negotiation Deadline, each of the GP Conflicts Committee and the applicable Oasis Successor Entity shall appoint an independent third party and shall instruct such third party, together with the independent third party appointed by the other party, to select a valuation firm to perform the valuation hereunder within 30 days of the ROFR Negotiation Deadline. The valuation firm mutually agreed upon by the GP Conflicts Committee and the applicable Oasis Successor Entity or selected pursuant to the procedures in the immediately preceding sentence, as applicable, shall be instructed to notify the GP Conflicts Committee and the applicable Oasis Successor Entity of its fair market value determination within 30 days of its appointment, which determination shall be final and binding. The fees of the valuation firm or firms will be split equally between the Partnership Group and the applicable Oasis Successor Entity. The GP Conflicts Committee shall have 30 days after the earlier of the date that the fair market value of all non-cash consideration has been agreed to by the GP Conflicts Committee and the applicable Oasis Successor Entity or the date that the valuation firm submits its determination of such fair market value to the parties (the “Second ROFR Acceptance Deadline”) to deliver to the applicable Oasis Successor Entity a ROFR Response. If no ROFR Response is delivered by the GP Conflicts Committee prior to the Second ROFR Acceptance Deadline, then the GP Conflicts Committee shall be deemed to have waived the right of first refusal on behalf of the Partnership Group with respect to such Sale Asset.

(b) If the GP Conflicts Committee elects in a ROFR Response delivered prior to the First ROFR Acceptance Deadline or, if applicable, the Second ROFR Acceptance Deadline, to exercise the right of first refusal on behalf of the Partnership Group with respect to the Sale Assets, such ROFR Response shall be deemed to have been accepted by the applicable Oasis Successor Entity and such Oasis Successor Entity shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the sale of the Sale Assets upon the terms set forth in the ROFR Response. Unless otherwise agreed between the applicable Oasis Successor Entity and the GP Conflicts Committee, the terms of the purchase and sale agreement will include the following:

(i) the Partnership Group will agree to deliver the Offer Price in cash (unless the Partnership Group and the applicable Oasis Successor Entity agree that such consideration will be paid, in whole or in part, in Partnership securities, an interest-bearing promissory note, assets or any combination thereof);

(ii) the applicable Oasis Successor Entity will represent that it has title to the Sale Assets that is sufficient to operate the Sale Assets in accordance with their intended and historical use, subject to (A) all recorded matters and all physical conditions in existence on the closing date for the purchase of the Sale Assets and (B) any other such matters as the GP Conflicts Committee may approve;

(iii) the applicable Oasis Successor Entity will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Assets as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections occur during normal business hours and do not damage the Sale Assets or interfere with the activities of Oasis Successor or the applicable Oasis Successor Entity;

(iv) the GP Conflicts Committee will have the right to terminate, on behalf of the Partnership Group, the applicable Partnership Group Member’s obligation to purchase the Sale Assets under this Article IV if the results of any searches under Section 4.3(b)(ii) or Section 4.3(b)(iii) above are, in the reasonable opinion of the GP Conflicts Committee, unsatisfactory;

(v) the closing date for the purchase of the Sale Assets shall occur no later than 180 days following receipt by the applicable Oasis Successor Entity of the ROFR Response pursuant to Section 4.3(a);

(vi) Oasis Successor or the applicable Oasis Successor Entity and the applicable Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by the purchase and sale agreement, including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii) the applicable Partnership Group Member shall not have any obligation to buy the Sale Assets if any of the consents referred to in Section 4.1(b) have not been obtained and the failure to obtain such consent would materially interfere with the use made and proposed to be made of the applicable Sale Assets by the Partnership Group Member.

(c) If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Proposed ROFR Transaction within the later of (i) 150 days after the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable, and (ii) three business days after the satisfaction of all governmental approval or filing requirements, if any, then the Proposed ROFR Transaction shall be deemed to lapse, and the applicable Oasis Successor Entity may not Transfer any of the Sale Assets described in the ROFR Notice without complying again with the provisions of this Article IV.

ARTICLE V

Miscellaneous

5.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall undertake commercially reasonable efforts to cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Parties in strict confidence, with at least the same degree of care that applies to such Party’s own confidential and proprietary information (and in no event less than a reasonable degree of care) and shall not use such Confidential Information except as reasonably necessary for the conduct of the business of a Party, and shall not release or disclose such Confidential Information to any other Person, except its Representatives on a need-to-know basis under confidentiality obligations no less restrictive than in this Agreement, or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a governmental authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable governmental authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that (i) the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 5.1 and (ii) Oasis would not have an adequate remedy at law for the breach of any one or more of the covenants of the Partnership Group contained in Article III, and agrees that, in the event of such breach, the disclosing Party or Oasis, respectively, may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent any further breaches and to enforce specifically the terms and provisions of this Agreement. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 and Article III shall survive the expiration or termination of this Agreement.

5.2 Choice of Law; Mediation; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTY OF THE NAME AND ADDRESS OF SUCH AGENT.

(b) If the Parties cannot resolve any dispute or claim arising under this Agreement, then no earlier than ten (10) days nor more than sixty (60) days following written notice to the other Parties, any Party may initiate mandatory, non-binding mediation hereunder by giving a notice of mediation (a “Mediation Notice”) to the other Parties to the dispute or claim. In connection with any mediation pursuant to this Section 5.2, the mediator shall be jointly appointed by the Parties to the dispute or claim and the mediation shall be conducted in Houston, Texas unless otherwise agreed to by the Parties to the dispute or claim. All costs and expenses of the mediator appointed pursuant to this section shall be shared equally by the Parties to the dispute or claim. The then-current Model ADR Procedures for Mediation of Business Disputes of the Center for Public Resources, Inc., either as written or as modified by mutual agreement of the Parties to the dispute or claim, shall govern any mediation pursuant to this section. In the mediation, each Party to the dispute or claim shall be represented by one or more senior representatives who shall have authority to resolve any disputes. If a dispute or claim has not been resolved within 30 days after the receipt of the Mediation Notice by a Party, then any Party to the dispute or claim may refer the resolution of the dispute or claim to litigation.

(c) Subject to Section 5.2(b), each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state courts located in Delaware and (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

5.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

If to the Oasis Entities:

Oasis Petroleum Inc.

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention: Chief Financial Officer

Facsimile: (281) 404-9501

If to the Partnership Group:

Oasis Midstream Partners LP

c/o OMP GP LLC

1001 Fannin Street, Suite 1500

Houston, Texas 77002

Attention: General Counsel

Facsimile: (281) 404-9501

5.4 Entire Agreement. This Agreement, together with Services and Secondment Agreement and the Partnership Agreement, constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Term. The initial term of this Agreement will be for a period of ten (10) years, commencing on the Closing Date and ending on the tenth anniversary of the Closing Date (“Initial Term”). At the conclusion of the Initial Term, this Agreement will automatically extend from year-to-year, unless terminated by the Partnership or the General Partner with at least ninety (90) days’ notice prior to the end of such term, as extended.

5.6 Termination of Agreement. Notwithstanding any other provision of this Agreement, if a GP Change of Control occurs and there has been no Oasis Change of Control or agreement or understanding to enter into an Oasis Change of Control, or the General Partner is removed as the general partner of the Partnership, then this Agreement, other than the provisions set forth in Section 3.3, Article II and this Article V, may at any time thereafter be terminated by Oasis or the Partnership by written notice to the other Parties. For the avoidance of doubt, the provisions contained in Section 4.1(a)(ii) and Section 4.3 shall survive an Oasis Change of Control.

5.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that following an Oasis Change of Control, any amendment effecting the rights of any Partnership Group Member shall require the affirmative approval of the GP Conflicts Committee. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.8 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

5.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.12 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

OASIS PETROLEUM INC.

By:
Name:
Title:

OASIS PETROLEUM LLC

By:
Name:
Title:

OMS HOLDINGS LLC

By:
Name:
Title:

OASIS MIDSTREAM SERVICES LLC

By:
Name:
Title:

OASIS MIDSTREAM PARTNERS LP

By:	OMP GP LLC, its general partner

By:
Name:
Title:

Signature Page to Omnibus Agreement

OMP GP LLC

By:
Name:
Title:

OMP OPERATING LLC

By:
Name:
Title:

Signature Page to Omnibus Agreement

Schedule I

Subject Asset	Owner
1. 90% non-controlling interest in Bobcat DevCo LLC and 60% non-controlling interest in Beartooth DevCo LLC	Oasis Midstream Services LLC
2. Any other midstream assets that Oasis builds with respect to its current acreage and elects to sell in the future	Any Oasis Entity